Exhibit 10.01

Letter Agreement Regarding Severance Offer and General Release

[CROSSROADS LETTERHEAD]

August 27, 2004

Andrea Wenholz
9001 Glenlake Drive
Austin, Texas 78730

Re: Severance Offer and General Release

Dear Andrea:

     As we have discussed, your employment as Vice President and Chief Financial Officer of with Crossroads Systems, Inc. (the “Company”) will end on September 15, 2004 (the “Employment End Date”) as a result of your voluntary resignation, which has been accepted by the Company. In connection with the cessation of your employment, you may receive certain severance benefits. Your eligibility of such benefits depends upon your execution of a general release and your other agreements contained in this Letter Agreement. Attached as Exhibit A to this Letter Agreement is a copy of the general release (the “Release”) the Company is requiring you to sign in order to receive the benefits. This Letter Agreement summarizes the benefits that may be available and the terms and requirements related thereto.

I. Background

     As of the date of the Employment End Date, your annual salary was $180,000 ($15,000.00 monthly), and you had received and held the following option grants:

          i. On January 6, 2003, you received an option grant under the terms of the Company’s 1999 Stock Option Plan, as amended (the “Plan”), to purchase up to an aggregate of 140,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), with an exercise price of $1.02 per share (“Option I”). As of your Employment End Date, you will be vested in 52,500 shares from Option I (“Option I Vested Shares”) and 87,500 shares will remain unvested (the “Option I Unvested Shares”).

          ii. On August 21, 2003, you received an option grant under the terms of the Plan to purchase up to an aggregate of 15,000 shares of Common Stock with an exercise price of $1.87 per share (“Option II”). As of your Employment End Date, you will have vested in 3,750 shares from Option II (“Option II Vested Shares”) and 11,250 shares will remain unvested (the “Option II Unvested Shares”).

          iii. On February 4, 2004, you received an option grant under the terms of the Plan to purchase up to an aggregate of 50,000 shares of Common Stock with an exercise price of $2.66 per share (“Option III”). As of your Employment End Date, you will not be vested in any of the shares from Option III and 50,000 shares will remain unvested (the “Option III Unvested Shares”).

          iv. On January 6, 2003 you received a stock performance grant under the terms of the 2003 Stock Bonus Incentive Program of 112,000 shares of Common Stock at zero cost basis (the “Bonus Shares”). As of your Employment End Date, you have received 83,118 of the Bonus Shares. There are 28,882 remaining Bonus Shares (“Remaining Bonus Shares”) to which you would have been entitled had you remained an employee through December 15, 2004.

II. Termination Rights and Obligations

     A. Payment of Current Salary. On September 15, 2004, you will receive your final paycheck for wages earned through the Employment End Date.

     B. Continuation of Health and Welfare Coverage. If you elect not to sign the Release and accept the health coverage benefits offered to you herein, your health care coverage will terminate on September 30, 2004. Upon termination of your coverage, you may choose to continue your health care coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If you elect to continue health coverage under federal COBRA, you will be solely responsible for your and your dependents’ health benefits, including all COBRA premiums. A COBRA notification form containing an explanation of your COBRA rights will be mailed to you and your dependents at your last known address on file with the Company. You will have sixty (60) days from the date of the COBRA notice to elect continuation of benefits under COBRA. It is your responsibility to ensure that you and/or your eligible dependents timely make the COBRA election, and if you fail to do so, you will have waived rights under COBRA.

     C. Reimbursement of Expenses. The Company will reimburse you for actual and reasonable out-of-pocket costs and expenses incurred by you on behalf of the Company prior to the Employment End Date, provided that you provide proof of such costs and expenses on the appropriate forms and consistent with Company policies.

     D. Other Agreements and/or Obligations. Both the Indemnity Agreement dated January 3, 2003 by and between the Company and you (the “Indemnity Agreement”) and the Proprietary Information and Inventions Agreement dated January 3, 2003 by and between the Company and you (the “PIIA”) shall remain in full force and effect pursuant to their respective terms. A copy of the Indemnification Agreement is attached hereto as Exhibit B and a copy of the PIIA is attached hereto as Exhibit C.

     E. Securities Laws. As an executive officer of a public company, you also remain subject to certain federal securities laws, including laws restricting your trading in the Company’s stock for a period of time following the cessation of your employment. You acknowledge that compliance with these laws is your responsibility.

III. Separation Package

     Section IV of this Letter Agreement sets forth certain Restrictive Covenants to be made by you, a violation or breach of which would limit your Severance Benefits. Therefore, unless and until Section IV is invoked by the Company and based upon the terms of this Letter Agreement and upon executing the Release, on the Effective Date you will be eligible to receive the following (the items provided in paragraphs A-D below being the “Severance Benefits”):

     A. Salary Continuation. Twelve months of your monthly base salary, $11,666.67 monthly, less all applicable withholdings (your “Salary Continuation”), to be paid to you in the Company’s normal payroll practices. Although Salary Continuation is to begin on your Employment End Date, a check will be sent to you after the Effective Date.

     B. Vesting of Certain Stock Options. Upon the Effective Date, you will become vested in: 26,250 of the Option I Unvested Shares; 1,875 of the Option II Unvested Shares; and 12,500 of the Option III Unvested Shares (collectively, the “Accelerated Options”), representing the amount which you would have vested had you remained in the Company’s employ for a period of seven (7) months following Employment End Date. Please note, these options, as well as your Vested Options, shall be exercisable until three months following the Employment End Date and are subject to applicable income and withholding taxes. If you do not exercise the Accelerated Options or the Vested Options prior to the Expiration Date you will forfeit them.

     C. Bonus Shares. Upon the earlier of (i) two (2) business days following the date on which the Company announces it financial results for the fourth quarter of fiscal 2004 or (ii) December 10, 2004, the Company will request that the administrator of the Plan, Salomon Smith Barney, issue the Remaining Bonus Shares to you in accordance with its standard procedures for the issuance of shares under the Plan, including payment of applicable taxes. Please note, however, that shares will not be issued to you until the Company receives payment from you for such applicable taxes.

     D. Continuation of Health Coverage. The Company will, at its expense, continue to provide you and your eligible dependents with the Company’s paid portion of health care coverage under the Company’s medical/dental plan until the earlier of (i) the one year anniversary of the Employment End Date or (ii) the first date that you are covered under another employer’s health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. Such Health Care Coverage will be in lieu of any other continued health care coverage to which you or your dependents would otherwise be entitled at your own cost under Code Section 4980B by reason of your termination of employment.

     E. Non-Disparagement. Neither the Company’s officers, director level employees, members of executive staff nor any members of the Company’s Board of Directors shall make any negative or disparaging statements or comments, whether oral or written and as either fact or as opinion, about you, your performance, or the circumstances of your departure.

IV. Restrictive Covenants

          Your entitlement to Salary Continuation and Continuation of Health Coverage under this Letter Agreement will immediately cease (“Cessation of Benefits”) should you (the items provided in clauses 1-6 below being the “Restrictive Covenants”):

          1. render, anywhere in the United States, any services or provide any advice or assistance to any Competing Business, whether as equity holder or in any other capacity, without the express prior written consent of the Company. Competing Business is defined as the [five (5)] companies designated by the Company on the list attached hereto as Exhibit D. However, you are not limited in making any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other enterprise;

          2. solicit customers, clients, suppliers, agents or other persons or entities under contract or otherwise associated or doing business with the Company and/or its controlled affiliates to reduce or alter any such association or business with the Company and/or its controlled affiliates on behalf of any Competing Business;

          3. solicit any employee or contractor of the Company and/or its controlled affiliates to (a) alter or reduce such relationship with the Company, and/or (b) accept employment, or enter into any consulting arrangement, with any person other than the Company and/or its controlled affiliates;

          4. counsel or assist in any way or act as a witness in a lawsuit, dispute, claim, charge, grievance, complaint, allegation, investigation, proceeding or otherwise (a “Dispute”) against the Company and/or its controlled affiliates or against any Company officer, director, or employee whether or not such Dispute has been filed with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, except as may be required of you by law;

          5. make any negative or disparaging statements or comments, either as fact or as opinion, about the Company and/or its controlled affiliates, including but not limited to its employees, officers, directors, shareholders, investors, vendors, products or services, business, technologies, market position, performance, and other similar information concerning the Company;

          6. breach any material provision of the PIIA including, without limitation, paragraphs 1, 3, 4 and 8.

Should you commit any of the Restrictive Covenants and the Company invoke section IV so that there is a Cessation of Benefits, please note, this Letter Agreement and the Release shall remain in full force and effect and you shall continue to be bound by both this Letter Agreement and the Release.

V. Miscellaneous

     By signing this Letter Agreement you are acknowledging and agreeing that you will make yourself available from time to time, as questions arise and as reasonably required, in order to assist the transition to another Chief Financial Officer and in order to assist the Company in the ordinary course of finance business and disclosure requirements.

     This Letter Agreement and the Release are binding on your representatives, heirs, executors, administrators, successors and assigns and upon the Company’s successors and assigns. You understand and agree that in any dispute between you and the Company regarding the terms of this Letter Agreement and/or the Release and/or any alleged breach thereof, that the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees arising out of such dispute.

     By signing this Letter Agreement and the Release, you acknowledge that you have had an opportunity to consult with counsel and tax and other advisors regarding this Agreement and the matters related thereto. You understand that Andrews Kurth LLP has acted solely as legal counsel for the Company with respect to the preparation of this Agreement and the other matters related thereto and has not acted as legal counsel for you. You further understand that the Company is not providing you with any tax, legal or financial advice regarding any of the matters covered herein, including but not limited to, your tax obligations under this Letter Agreement or the Release. You are personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by you under this Letter Agreement or the Release. You agree to indemnify the Company and hold the Company harmless, from any and all taxes, penalties and/or other assessments that the Company is, or may become, obligated to pay on account of your failure to comply with the preceding sentence.

     By signing this Letter Agreement and the Release, you acknowledge that you do not have any Company property in your possession, nor have you failed to return any Company property to the Company including but not limited to access cards, keys, credit card and telephone calling card, cell phone, pagers, and computer equipment including laptops, PDA and software, other than software for which you have a valid personal license and you are entitled to retain your Nokia mobile phone. You hereby also acknowledge that you do not have in your possession any of the Company’s Proprietary Information, as that term is defined in the PIIA.

     This Letter Agreement, together with the Release, including any agreements or documents referred to herein, constitute an integrated, written contract, expressing the entire agreement between the Company and you with respect to the subject matter hereof and supersedes any previous discussion or agreements, including the Severance Benefit Plan dated December 18, 2002. You acknowledge that you do not have any rights under the Severance Benefit Plan and it is null and void as to you. You further represent and warrant that you are not relying on any promises or representations that do not appear in this Letter Agreement or the Release. This Letter Agreement and the Release can be amended or modified only by a written agreement signed by you and the Company.

     This Letter Agreement and the Release shall, in all respects, be interpreted, enforced and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles. You agree that any disputes or litigation that may arise with respect to this Letter Agreement and/or the Release shall be brought and prosecuted in Travis County, Texas, and you agree to waive any objections to the location of such disputes or litigation, including, but not limited to objections based on forum non conveniens.

     You agree that if any provision or portion of any provision of this Letter Agreement or the Release is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Letter Agreement and the remainder of the Release shall not be affected thereby.

     You and the Company each agree to take whatever additional actions and execute whatever additional documents that may be necessary or advisable in order to carry out or effect one or more of the obligations provided for in this Letter Agreement or the Release.

     This Letter Agreement and the Release may be executed in separate counterparts and by facsimile and each such counterpart shall be deemed an original with the same effect as if the Company and you signed the same document.

VI. Conclusion

     If you wish to receive the Severance Benefits pursuant to this Letter Agreement please: (i) review this Letter Agreement; (ii) review the attached Release; (iii) deliver the executed Letter Agreement on or before September 15, 2004, and (iv) execute and deliver the Release to the Company on September 15, 2004 (the “Delivery Deadline”). This Letter Agreement will be deemed “delivered” to the Company when you have dated, signed and faxed or hand-delivered it to Kathy Blair at the Company’s office located at 8300 North MoPac Expressway, Austin, Texas 78759, on or before the Delivery Deadline. Should you desire to fax the executed Release to the Company instead, you should use the following fax number: 512-928-7199. This Letter Agreement will become effective on the date the executed Letter Agreement and the executed Release have both been delivered to the Company (if delivered separately, the date of delivery of the second document shall apply) (herein, the “Effective Date”).

     We wish you the best of luck in your future endeavors and appreciate the service you have provided to the Company.

Very truly yours,

CROSSROADS SYSTEMS, INC.

By: /s/

Name:

Title:

By executing this Letter Agreement, I hereby agree to the provisions hereof, and acknowledge that I am concurrently delivering an executed copy of the Release, without which the Company’s other agreements herein shall be null and void.

ACCEPTED AND ACKNOWLEDGED:

/s/ Andrea Wenholz
Andrea Wenholz

EXHIBIT A
GENERAL RELEASE

     By signing this General Release (this “Release”) and accepting the severance being offered to Andrea Wenholz (“you” or “You”) in the Severance Offer and General Release Letter Agreement to which this Release is an exhibit, you agree to waive, release, and forever discharge Crossroads Systems, Inc. (the “Company”) and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, shareholders, managers, supervisors, employees, agents, attorneys and representatives (collectively the “Released Parties” or “Releasees”), from any and all claims, demands, and causes of action which you have or claim to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of your execution of this Release. “Claims,” “demands,” and “causes of action” include, but are not limited to, those based on contract, fraud, equity, tort, discrimination, sexual harassment, retaliation, personal injury, constructive discharge, emotional distress, public policy, wage and hour law, defamation, claims for debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, claims for vesting or accelerated vesting of options to purchase the Company’s Common Stock, claims for any additional shares of the Company’s Common Stock, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Texas Labor Code, and the Texas Commission on Human Rights Act, as such statutes may have been or may be amended from time to time.

     You understand and agree, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Release includes a release of unknown claims, and you hereby expressly waive and relinquish any and all claims, rights or benefits that you may have which are unknown to you at the time of the execution of this Release. You understand and agree that if, hereafter, you discover facts different from or in addition to those which you now know or believe to be true, that the waivers and releases of this Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact(s).

     You represent and warrant that you do not presently have on file, and further represent and warrant to the maximum extent allowed by law that you will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the Effective Date of this Release. You understand that nothing in this Release prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. To the extent that you are still entitled to file an administrative charge with any governmental agency, you hereby release any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on your behalf after your filing of any administrative charge.

     The only claims that this Release does not include are claims related to your rights under the employment benefits plans of the Company, (as applicable to you on the date of your termination) and any claims that controlling law clearly states may not be released by settlement.

     Nothing in this Release shall constitute or be treated as an admission of any wrongdoing or liability on your part or on the part of the Company and/or the Released Parties. You acknowledge that you have been advised to consult with an attorney of your choosing prior to entering into this Release.

     Nothing in this Release is intended to alter, modify or waive the Company’s and your continuing rights and obligations under the Company’s Confidentiality, Proprietary Information and Inventions Agreement or its Indemnity Agreement, each signed by you and each incorporated herein by this reference. You understand and agree that a breach of any continuing obligation contained in the above agreements shall also constitute a breach of this Release.

     Finally, you represent and agree that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to your employment with the Company and/or the termination thereof.

     You acknowledge that you have until September 15, 2004 to consider this Release and that you received this Release on August 27, 2004. You must execute and deliver this Release to Kathy Blair at the Company on September 15, 2004 (the “Delivery Deadline). This Release will be deemed “delivered” to the Company when you have dated, signed and faxed or hand-delivered it to Kathy Blair at the Company’s office located at 8300 North MoPac Expressway, Austin, Texas 78759, on or before 5:00 p.m. on the Delivery Deadline. Should you desire to fax the executed Release to the Company instead, you should use the following fax number: 512-928-7199. This Release will become effective on the date the executed document is delivered to the Company (herein, the “Release Effective Date”).

[Signature Page Follows]

ANDREA WENHOLZ

Dated:

ACCEPTED AND ACKNOWLEDGED:

CROSSROADS SYSTEMS, INC.

By:

Name:

Title:

Dated:

EXHIBIT B
INDEMNIFICATION AGREEMENT
(See Attached)

EXHIBIT C
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
(See Attached)

EXHIBIT D
COMPETING BUSINESS LIST

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